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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of Aasche Transportation Services, Inc. for the registration of 837,800 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 1999 (except for Note 4 and the third paragraph of Notes 5 and 6, as to which the date is April 15, 1999) with respect to the consolidated financial statements of Aasche Transportation Services, Inc., included in its annual report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        s/s/ Ernst & Young, LLP



Chicago, Illinois
April 29, 1999



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